Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

CHARTER COMMUNICATIONS, INC.

The undersigned, Richard R. Dykhouse, certifies that he is the Vice President, Associate General Counsel and Corporate Secretary of Charter Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

(1) The name of the Corporation is Charter Communications, Inc.  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 22, 1999.

(2) The Corporation, Charter Investment, Inc. and certain of the Corporation’s direct and indirect subsidiaries filed a joint plan of reorganization (the "Joint Plan") which, pursuant to chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), was confirmed by an order, entered November 17, 2009, of the United States Bankruptcy Court for the Southern District of New York, a court having jurisdiction of a proceeding under the Bankruptcy Code, and that such order provides for the making and filing of this Amended and Restated Certificate of Incorporation.

(3) This Amended and Restated Certificate of Incorporation amends and, as amended, restates in its entirety the Certificate of Incorporation and has been duly made, executed and acknowledged by the officers of the Corporation in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware.

(4) The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST:  NAME

The name of the corporation is Charter Communications, Inc. (the "Corporation").

SECOND:  REGISTERED OFFICE

The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, City of Wilmington, New Castle County, State of Delaware.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

FOURTH:  CAPITAL STOCK

(a)           AUTHORIZED CAPITAL STOCK.

(i)           The total number of shares of stock that the Corporation shall have authority to issue is 1,175,000,000 shares, consisting of: (1) 900,000,000 shares of Class A Common Stock, par value $.001 per share ("Class A Common Stock"); (2) 25,000,000 shares of Class B Common Stock, par value $.001 per share ("Class B Common Stock"); and (3) 250,000,000 shares of Preferred Stock, par value $.001 per share ("Preferred Stock"), issuable in one or more series as hereinafter provided, of which 5,520,001 shares of Preferred Stock will be 15% Series A Pay-In-Kind Preferred Stock on the terms set forth on Exhibit A attached hereto, which is incorporated herein by reference.  Except as otherwise provided in this Certificate of Incorporation, Class A Common Stock and Class B Common Stock shall be identical in all respects and shall have equal rights and privileges.  Class A Common Stock and Class B Common Stock are herein sometimes collectively or individually referred to as the "Common Stock."

(ii)           The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but the number of authorized shares of Class A Common Stock may not be decreased below (1) the number of shares thereof then outstanding plus (2) the number of shares of Class A Common Stock issuable upon the conversion of Class B Common Stock and the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock plus (3) the number of shares of Class A Common Stock issuable by the Corporation upon the exchange of Membership Units pursuant to that certain Exchange Agreement, dated as of the effective date of the Joint Plan (as amended from time to time, the "Exchange Agreement"), entered into by and among the Corporation, Charter Communications Holding Company, LLC, a Delaware limited liability company ("Holdco"), Paul G. Allen ("Mr. Allen") and one or more entities controlled by Mr. Allen, and the number of authorized shares of Preferred Stock may not be decreased below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Common Stock together with any other class of capital stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.  "Membership Units" shall mean limited liability company interests in Holdco or any successor entity thereto, issued under a Limited Liability Company Agreement as amended from time to time.

(iii)           The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purposes of issuance upon conversion of the outstanding shares of Class B Common Stock and upon exchange of Membership Units pursuant to the Exchange Agreement, such number of shares of Class A

Common Stock that shall be issuable (1) upon the conversion of all such outstanding shares of Class B Common Stock and (2) upon the exchange of Membership Units pursuant to the Exchange Agreement; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock and/or the exchange of Membership Units pursuant to the Exchange Agreement by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation.  All shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock and/or exchange of Membership Units pursuant to the Exchange Agreement shall, upon issue, be validly issued, fully paid and non-assessable.

(iv)           Notwithstanding anything to the contrary in this Certificate of Incorporation, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).  The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).

(b)           COMMON STOCK VOTING RIGHTS AND DIRECTORS; DIVIDENDS AND DISTRIBUTIONS; SPLITS; OPTIONS; MERGERS; LIQUIDATION; PREEMPTIVE RIGHTS; CONVERSION.

(i)           Common Stock Voting Rights and Directors.

(A)           The holders of shares of Common Stock shall have the following voting rights and powers:

(1)           Each holder of Class A Common Stock shall be entitled, with respect to each share of Class A Common Stock held by such holder on the applicable record date, to one (1) vote in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise; provided, however, that the votes attributable to each share of Class A Common Stock held by any holder (other than an Authorized Class B Holder, as defined in Clause (b)(viii)(B) of this Article FOURTH) shall be automatically reduced pro rata amongst all shares of Class A Common Stock held by such holder and (if applicable) shares of Class A Common Stock held by any other holder (other than an Authorized Class B Holder) included in any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with such holder, so that no "person" or "group" (other than an Authorized Class B Holder) is or becomes the holder or “beneficial owner” (as such term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 34.9% of the combined voting power of the capital stock of the Corporation; provided, further that (i) a majority of the Disinterested Board Members shall have the authority (x) to determine the application of the immediately preceding proviso and make any necessary adjustments to the number of votes attributable to each share of Class A Common Stock pursuant to such proviso, which determination and/or adjustment if made in good faith shall be conclusive and binding on the Corporation and its stockholders, and (y) to waive such proviso with respect to any "person" or "group" (a "Relevant Interested Stockholder") and (ii) in no event shall such proviso continue to be applicable from and after September 15, 2014; provided, further that for purposes of clause (i)(y) of the immediately preceding proviso, reference to an "Interested Stockholder" in the definition of Disinterested Board Members shall instead be deemed to refer to the "Relevant Interested Stockholder" to whom such waiver would apply.  For the avoidance of doubt, nothing herein shall reduce the voting rights attributable to any shares of capital stock held from time to time by any Authorized Class B Holder.

(2)           Each holder of Class B Common Stock shall be entitled, with respect to each share of Class B Common Stock held by such holder on the applicable record date, to a number of votes per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise, such that shares of Class B Common Stock, in the aggregate, constitute at all times during which shares of Class B Common Stock are outstanding 35% (determined on a fully diluted basis) of the combined voting power of the capital stock of the Corporation.  For purposes of this clause (2), any determination “on a fully diluted basis” shall be determined in the same manner as under the Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated on March 6, 2007, among Charter Communications Operating, LLC, CCO Holdings, LLC, the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Chase Bank, N.A., as administrative agent, J.P. Morgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, Citicorp North America, Inc., Deutsche Bank Securities Inc., General Electric Capital Corporation and Credit Suisse Securities (USA) LLC, as revolving facility co-documentation agents, and Citicorp North America, Inc., Credit Suisse Securities (USA) LLC, General Electric Capital Corporation and Deutsche Bank Securities Inc., as term facility co-documentation agents, as the same may be amended, supplemented or modified from time to time.

(B)           The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

(1)           In all elections of directors, the holders of Class B Common Stock voting together as a separate class shall be entitled to elect thirty-five percent (35%) of the members of the Board of Directors (rounded up to the next whole number).

(2)           The holders of Class A Common Stock voting together as a separate class (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of shares of Preferred Stock), shall be entitled to elect each other member of the Board of Directors not elected by holders of Class B Common Stock pursuant to Clause (b)(i)(B)(1) of this Article FOURTH (and except for any member of the Board of Directors elected separately by the holders of one or more series of Preferred Stock);

provided, however, that at such time as all outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock in accordance with Clause (b)(viii) of this Article FOURTH, the holders of Class A Common Stock (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of shares of Preferred Stock) shall be entitled to elect all members of the Board of Directors (other than any member of the Board of Directors elected separately by the holders of one or more series of Preferred Stock).

(3)           Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause of a member of the Board of Directors elected by the holders of Class A Common Stock voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of Preferred Stock) or, if prior to the Company’s first annual meeting of  stockholders after the Effective Date, appointed by a holder of Class A Common Stock pursuant to the Joint Plan, shall be filled by majority vote of the remaining director or directors so elected or so appointed by the holders of Class A Common Stock, even if less than a quorum, or if there are no such directors or such directors fail to fill such vacancies within thirty (30) days, by the vote of the holders of Class A Common Stock, voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of Preferred Stock).   Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause of a member of the Board of Directors elected by the holders of Class B Common Stock voting separately as a class or, if prior to the Company’s first annual meeting of  stockholders after the Effective Date, appointed by the holders of Class B Common Stock pursuant to the Joint Plan, shall be filled by majority vote of the remaining director or directors so elected or so appointed by the holders of Class B Common Stock, even if less than a quorum, or if there are no such directors or such directors fail to fill such vacancies within thirty (30) days, by the vote of the holders of Class B Common Stock voting separately as a class; provided, however, that at such time as all outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock in accordance with Clause (b)(viii) of this Article FOURTH, any such vacancies shall be filled by majority vote of the remaining directors then in office, although less than a quorum, or by a sole remaining director, or if there are no such directors or such directors fail to fill such vacancies within thirty (30) days, by the holders of Class A Common Stock (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, together as one class with such holders of Preferred Stock). The foregoing provisions of this Clause (b)(i)(B)(3) of this Article FOURTH shall not apply to any members of the Board of Directors elected by one or more series of Preferred Stock voting as a separate class.

(4)           If the number of directors to be appointed to the initial Board of Directors pursuant to Article VI.N. of the Joint Plan yields less than eleven (11) individuals, the remaining directors on the initial Board of Directors (the “Gap Directors”) shall be filled on or after the 31st day after the Effective Date by majority vote of the entire Board of Directors.  If, prior to the Company’s first annual meeting of stockholders after the Effective Date, there are any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause of a Gap Director, such vacancies shall be filled by majority vote of the remaining members of the entire Board of Directors.

(C)           Except as otherwise required by applicable law, and Clauses (b)(i)(A) and (b)(i)(E) of this Article FOURTH notwithstanding, the Corporation shall not, without the prior affirmative vote of holders of at least a majority of the voting power of the outstanding Class B Common Stock voting as a separate class, amend, modify or repeal, or agree to amend, modify or repeal, in each case including by merger, consolidation or otherwise, Clauses (a)(i), (a)(ii), (a)(iii), (b)(i)(A), (b)(i)(B)(1), (b)(i)(B)(3), this (b)(i)(C), (b)(i)(D), (b)(ii), (b)(iii), (b)(v), (b)(vi) or (b)(viii) of this Article FOURTH, Clause (a) or (b) of Article FIFTH, Article SIXTH, Article EIGHTH, Article NINTH or Article TENTH.

(D)           Except as otherwise required by applicable law, and Clauses (b)(i)(A) and (b)(i)(E) of this Article FOURTH notwithstanding, the Corporation shall not, without the prior affirmative vote of holders of at least a majority of the voting power of the outstanding Class A Common Stock voting as a separate class, amend, modify or repeal, or agree to amend, modify or repeal, in each case including by merger, consolidation or otherwise, Clauses (a)(i), (a)(ii), (b)(i)(A), (b)(i)(B), (b)(i)(C), this (b)(i)(D), (b)(ii), (b)(iii), (b)(v), (b)(vi) or (b)(viii) of this Article FOURTH, Clause (a) or (c) of Article FIFTH, Article SIXTH, Article EIGHTH, Article NINTH or Article TENTH.

(E)           Except as otherwise provided in this Certificate of Incorporation (including without limitation Clauses (b)(i)(B), (b)(i)(C) and (b)(i)(D) of this Article FOURTH, Article FIFTH and Article EIGHTH of this Certificate of Incorporation) or required by applicable law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or if any holders of shares of any series of Preferred Stock are entitled to vote together with the holders of Common Stock, as one class with such holders of such series of Preferred Stock).

(ii)           Dividends and Distributions.

(A)           Subject to the preferences applicable to any series of Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that, subject to the provisions of this Clause (b)(ii) of this Article FOURTH, the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.

(B)           In the case of dividends or other distributions on Common Stock payable in Class A Common Stock or Class B Common Stock, including without limitation distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock.  In the case of any such dividend or distribution payable in shares of Class A Common Stock or Class B Common Stock, each class of Common Stock shall receive a dividend or distribution in shares of its class of Common Stock and the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number.

(iii)           Stock Splits.

The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

(iv)           Options, Rights or Warrants.

The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, options, exchange rights, warrants, convertible rights, and similar rights permitting the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such options, exchange rights, warrants, convertible rights and similar rights to have such terms and conditions, and to be evidenced by or in such instrument or instruments, consistent with the terms and provisions of this Certificate of Incorporation and as shall be approved by the Board of Directors.

(v)           Mergers, Consolidation, Etc.

In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction (in each case other than incident to an exchange of Membership Units, Common Stock and/or other securities for Common Stock pursuant to the Exchange Agreement) in which shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or converted into the same kind and amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or converted; provided, however, that if shares of Common Stock are exchanged for or converted into shares of capital stock, such shares received upon such exchange or conversion may differ, but only in a manner substantially similar to the manner in which Class A Common Stock and Class B Common Stock differ, and, in any event, and without limitation, the conversion rights and obligations of the holders of Class B Common Stock and the other relative rights and treatment accorded to the Class A Common Stock and Class B Common Stock in this Clause (b) of this Article FOURTH shall be preserved.  To the fullest extent permitted by law, any construction, calculation or interpretation made by the Board of Directors in determining the application of the provisions of this Clause (b)(v) of this

Article FOURTH in good faith shall be conclusive and binding on the Corporation and its stockholders.

(vi)           Liquidation Rights.

In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of any series of Preferred Stock entitled thereto, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of Class A Common Stock and Class B Common Stock treated as a single class.

(vii)           No Preemptive Rights.

The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

(viii)           Conversion of Class B Common Stock.

(A)           Subject to the Lock-Up Agreement, each holder of a share of Class B Common Stock shall have the right to convert such share into one (1) fully paid and non-assessable share of Class A Common Stock, at any time and from time to time.

(B)           Shares of Class B Common Stock shall at all times be held only by Authorized Class B Holders (as hereinafter defined).  In that regard, each share of Class B Common Stock Transferred (as hereinafter defined) to one or more persons or entities other than Authorized Class B Holders shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock upon such Transfer.  "Authorized Class B Holders" shall mean any of (1) Mr. Allen, (2) his estate, spouse, immediate family members and heirs and (3) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Mr. Allen or such other persons or entities referred to in clause (2) above or a combination thereof.  "Transfer" shall mean any sale, assignment, gift, pledge, hypothecation, mortgage, exchange or other disposition.

(C)           At any time on or after January 1, 2011 and until September 15, 2014, a majority of the Disinterested Board Members (as hereinafter defined) shall have the right to cause each share of Class B Common Stock held by such holder to automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock.  At any time on or after September 15, 2014, a majority of the members of the Board of Directors (excluding members of the Board of Directors elected by the holders of Class B Common Stock pursuant to Clause (b)(i)(B)(1) of this Article FOURTH) shall have the right to cause each share of Class B Common Stock held by such holder to automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock.  "Disinterested Board Members" shall mean only those members of the Board of Directors that would qualify as "Independent directors" within the meaning of NASDAQ Marketplace Rule 4200(a)(15) (or any successor provision), whether or not applicable, including the requirements in clauses (C) through (G) thereof (or any successor provisions), with respect to the Company and each Interested Stockholder and each Affiliate and each Associate of each Interested Stockholder; provided, that in no event shall a Disinterested Board Member include any member (1) elected by the holders of Class B Common Stock pursuant to Clause (b)(i)(B)(1) of this Article FOURTH or (2) who is an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder (as such terms are defined in Clause (b) of Article EIGHTH).

(D)           As promptly as practicable following the surrender by a holder of a certificate representing shares of Class B Common Stock to be converted pursuant to Clause (b)(viii)(A) of this Article FOURTH or a certificate formerly representing shares of Class B Common Stock that have been converted pursuant to Clause (b)(viii)(B) or (C) of this Article FOURTH, and the payment in cash of any amount required by the provisions of Clause (b)(viii)(G) of this Article FOURTH, the Corporation shall deliver or cause to be delivered at the office of the transfer agent a certificate or certificates representing the number of shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct.  Such conversion shall be deemed to have been effected (1) immediately prior to the close of business of the Corporation on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock in the case of a conversion under Clause (b)(viii)(A) of this Article FOURTH, (2) immediately prior to the close of business of the Corporation on the date of Transfer in the case of an automatic conversion under Clause (b)(viii)(B) of this Article FOURTH and (3) immediately prior to the close of business of the Corporation on the date of the determination by the Board of Directors in the case of conversion under Clause (b)(viii)(C) of this Article FOURTH.  At the close of business of the Corporation on the date any such conversion is made or deemed to be effected, except as otherwise provided herein all rights of the holder of such shares of Class B Common Stock as a holder thereof shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock as of such date; provided, however, that if any such conversion is made or deemed to be effected on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes upon the opening of business of the Corporation on the next succeeding day on which the stock transfer books are open.

(E)           In the event of a recapitalization, reorganization, reclassification or other event as a result of which the shares of Class A Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then a holder of Class B Common Stock shall be entitled to receive upon conversion the same kind and amount of such stock, security, cash and/or other property that such holder would have received if such conversion had occurred immediately prior to the record date or effective date of such event.

(F)           No adjustments in respect of dividends (other than dividends paid in stock or securities of the Corporation) shall be made upon the conversion of any shares of

Class B Common Stock except as otherwise provided herein; provided, however, that if a share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on such date notwithstanding the conversion thereof or the default in payment of the dividend or distribution due on such date.

(G)           The issuance of certificates for shares of Class A Common Stock upon conversion of Class B Common Stock and/or exchange of Membership Units pursuant to the Exchange Agreement shall be made without charge to the holders of such shares for any transfer or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted and/or Membership Units exchanged, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(H)           Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall be retired and not available for reissue by the Corporation.

(c)           PREFERRED STOCK.

The Board of Directors is hereby expressly granted authority from time to time to issue Preferred Stock in one or more series and with respect to any such series, subject to the terms and conditions of this Certificate of Incorporation, to fix by resolution or resolutions the numbers of shares, designations, powers, preferences and relative, participating, optional or other special rights of such series and any qualifications, limitations or restrictions thereof, including but without limiting the generality of the foregoing, the following:

(i)           entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;

(ii)           entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

(iii)           entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the Corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the Corporation;

(iv)           providing for the conversion or exchange, at the option of the holder or of the Corporation or both, or upon the happening of a specified event, of the shares of Preferred Stock into shares of any other class or classes or series of capital stock of the Corporation or of any series of the same or any other class or classes, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine, or providing for no conversion;

(v)           providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation or the holder thereof, or upon the happening of a specified event, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board of Directors shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;

(vi)           providing for voting rights or having limited voting rights or enjoying general, special or multiple voting rights; and

(vii)           specifying the number of shares constituting that series and the distinctive designation of that series.

FIFTH:  REMOVAL OF DIRECTORS

(a)           REMOVAL FOR CAUSE.

Any director may be removed from office for cause by the affirmative vote of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock (and any series of Preferred Stock then entitled to vote at an election of directors), voting together as one class.

(b)           CLASS B COMMON REMOVAL WITHOUT CAUSE.

Any director elected by the vote of the holders of Class B Common Stock voting separately as a class may be removed from office at any time, without cause, solely by the affirmative vote of a majority of the voting power of the outstanding shares of Class B Common Stock, voting as a separate class.

(c)           CLASS A COMMON REMOVAL WITHOUT CAUSE.

Any director elected by the vote of the holders of Class A Common Stock voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of Preferred Stock) may be removed from office at any time, without cause, solely by the affirmative vote of a majority of the voting power of the outstanding shares of Class A Common Stock, voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of Preferred Stock).

SIXTH:  BYLAWS

The Board of Directors may from time to time adopt, make, amend, supplement or repeal the Bylaws, except as provided in this Certificate of Incorporation or in the Bylaws.  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH:  DIRECTOR EXCULPATION

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or hereafter may be amended. No amendment, alteration or repeal of this Article SEVENTH shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH would accrue or arise, prior to such amendment, alteration or repeal.

EIGHTH:  CERTAIN BUSINESS COMBINATIONS

(a)          REQUIREMENTS TO EFFECT CERTAIN BUSINESS COMBINATIONS.

In addition to any affirmative vote required by law or this Certificate of Incorporation or the Bylaws, a Business Combination (as hereinafter defined) involving as a party, or proposed by or on behalf of, an Interested Stockholder (as hereinafter defined) or an Affiliate (as hereinafter defined) or Associate (as hereinafter defined) of an Interested Stockholder or a person who upon consummation of such Business Combination would become an Affiliate or Associate of an Interested Stockholder shall, except as otherwise prohibited by applicable law, as in effect from time to time, require both of the following conditions to be satisfied:

(i)           a majority of the Continuing Directors (as hereinafter defined) shall have determined (after consultation with their outside legal and financial advisors) that such Business Combination, including without limitation, the consideration to be received in connection therewith, is fair to the Corporation and its stockholders (other than any stockholder that is an Interested Stockholder in respect of such Business Combination and the Affiliates and Associates (if any) of such Interested Stockholder); and

(ii)           holders of not less than a majority of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding Voting Stock Beneficially Owned (as hereinafter defined) by any Interested Stockholder or any Affiliate or Associate of such Interested Stockholder, shall have approved such transaction.  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage affirmative vote, or the vote of any other class of stockholders, may otherwise be required, by law or otherwise.

(b)          CERTAIN DEFINED TERMS.

For purposes of this Article EIGHTH, the following definitions shall apply:

(i)           "Business Combination" shall mean:

(A)           any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Stockholder or (B) any other company (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

(B)           any (1) sale, lease, exchange, mortgage, pledge, transfer or other disposition or hypothecation of assets of the Corporation or of any Subsidiary (whether or not in connection with the dissolution of the Corporation) to or for the benefit of, or (2) purchase by the Corporation or any Subsidiary from, or (3) issuance by the Corporation or any Subsidiary of securities to, or (4) investment, loan, advance, guarantee, participation or other extension of credit by the Corporation or any Subsidiary to, from, in or with or (5) establishment of a partnership, joint venture or other joint enterprise with or for the benefit of, in each case, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which transaction, alone or taken together with any related transaction or transactions, has an aggregate fair market value and/or involves aggregate commitments of $50,000,000 or more or any arrangement, whether as employee, consultant or otherwise (other than service as a director), pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall, directly or indirectly, attain any control over or responsibility for the management of any aspect of the business or affairs of the Corporation or any Subsidiary which involves assets which have an aggregate fair market value of $50,000,000 or more; or

(C)           any (1) reclassification of securities (including any reverse stock split), or (2) recapitalization of the Corporation (including any change to or exchange of securities of the Corporation), or (3) merger or consolidation of the Corporation with any of its Subsidiaries or (4) other transaction (whether or not with or otherwise involving as a party an Interested Stockholder) that, in each case, has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock, or any securities convertible into or exchangeable for capital stock or other equity securities, of the Corporation or any Subsidiary Beneficially Owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(D)           any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing Clauses (b)(i)(A), (b)(i)(B) and (b)(i)(C) of this Article EIGHTH.

Notwithstanding anything to the contrary in this Certificate of Incorporation, in no event shall a "Business Combination" include any exchange of Membership Units pursuant to the Exchange Agreement, any other transaction expressly contemplated by the Joint Plan (including, without limitation, the issuance of any securities pursuant thereto, including securities issued or issuable from time to time upon exercise, conversion or exchange thereof, and the payment of specified fees and expenses, and the assumption and performance of any executory contracts, thereunder) or any conversion of Class B Common Stock into Class A Common Stock under Clause (b)(viii) of Article FOURTH of this Certificate of Incorporation.

(ii)           "Affiliate" in respect of a person shall mean any person (other than an Exempt Person) controlling, controlled by or under common control with such person.

(iii)           "Associate" in respect of an individual shall mean (A) any corporation or other organization of which such person is an officer or partner or otherwise participates in a material way in the management or policy-making thereof or is the Beneficial Owner of ten percent (10%) or more of any class of voting equity security, (B) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity and (C) any parent or lineal descendant of such person or the spouse of such person or any relative of such person who has the same home as such person or who is a director, officer, partner, limited liability company member, trustee or other fiduciary of any organization of which such person is also a director, officer, partner, limited liability company member, trustee or other fiduciary or substantial beneficiary. The term "Associate" in respect of any company means (A) any director, officer or trustee of such company or in the case of a limited liability company any manager or managing member or in the case of a partnership any general partner, (B) any other person who participates in a material way in the management or policy-making of such company and (C) any person who is the Beneficial Owner of ten percent (10%) or more of any class of equity security of such company.  In no event shall an "Associate" include an Exempt Person.

(iv)           A person shall be a "Beneficial Owner" of any capital stock or other securities of the Corporation: (A) which such person or any of its Affiliates or Associates owns or has the economic benefit of ownership of, directly or indirectly; (B) which such person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or (C) which any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock, owns or has the economic benefit of ownership of.  For the purposes of determining whether a person is an "Interested Stockholder", the number of shares of capital stock of the Corporation deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Clause (b)(iii) of this Article EIGHTH, but shall not include any other shares of capital stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v)           "Continuing Director" with respect to an Interested Stockholder shall mean any member of the Board of Directors (while such person is a member of the Board of Directors) who is not an Affiliate or Associate or representative of such Interested Stockholder (including any person nominated to the Board of Directors by such Interested Stockholder or an Affiliate or Associate of such Interested Stockholder).

(vi)           "Interested Stockholder" shall mean any person (other than (A) the Corporation or any Subsidiary, (B) any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or (C) any trustee or fiduciary with respect to any such plan or holding Voting Stock for the purpose of funding any such plan or funding other employee benefits for employees of the Corporation or any Subsidiary when acting in such capacity (the persons and entities described in the foregoing clauses (A)-(C) being referred to herein as "Exempt Persons")) who is, or has announced or publicly disclosed a plan or intention to become, the Beneficial Owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

(vii)           "Subsidiary" shall mean any corporation, partnership, joint venture or other legal entity of which the Corporation (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, has the power to elect a majority of the board of directors or similar governing body, or has the power to direct the business and policies.

(viii)           "Voting Stock" shall mean all shares of capital stock of the Corporation entitled generally to vote on the election of any director of the Corporation (without reference to any terms of any Preferred Stock providing for special voting rights or restrictions with respect to particular matters), including, without limitation, shares of Class A Common Stock and shares of Class B Common Stock.

(c)          CERTAIN DETERMINATIONS.

A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry, all questions arising under this Article EIGHTH, including without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of capital stock or other securities Beneficially Owned by any person, (iii) whether a person is an Affiliate or Associate of another person, (iv) whether a Business Combination is proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who upon consummation of such Business Combination would become an Affiliate or Associate of such Interested Stockholder, (v) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate fair market value of $50,000,000 or more, and (vi) the application of any other term used in this Article EIGHTH.  Any such determination made in good faith shall be binding and conclusive on the Corporation, all of its stockholders and all other parties.

(d)	AMENDMENT OF THIS ARTICLE.

Notwithstanding anything to the contrary in this Certificate of Incorporation, and in addition to the requirements of Clauses (b)(i)(C) and (b)(i)(D) of Article FOURTH, any proposal to alter, amend or repeal, or to adopt any provision inconsistent with, this Article EIGHTH, including in each case by merger, consolidation or otherwise, shall require the affirmative vote of the holders of not less than a majority of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder.

NINTH:  TRADING RESTRICTIONS

(a)           RIGHT TO IMPOSE TRADING RESTRICTIONS

(i)           In the event that both (1) the Equity Value (as hereinafter defined) of the Corporation has decreased by at least 35% (such equity value, the “Trigger Price”) from the Emergence Date Equity Value (as hereinafter defined) and (2) an “owner shift” of at least 25 percentage points has occurred during the relevant “testing period” with respect to the Corporation’s equity for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (collectively, “Section 382”), as reasonably determined by the Corporation (in consultation with outside counsel) in accordance with Section 382 (Clauses (a)(i)(1) and (a)(i)(2) of this Article NINTH are collectively referred to herein as the “Trigger Provisions”), then the Board of Directors shall meet on an expedited basis to determine whether to impose restrictions on the trading of the Corporation’s stock in accordance with this Article NINTH and to determine the specific terms of such restrictions.  Unless otherwise defined herein, all terms used in this Article NINTH (including but not limited to “5% shareholder,” “testing period,” “ownership change,” and “owner shift”) are intended to have the meanings ascribed to them under Section 382 and shall be construed accordingly.

(ii)           The Board of Directors’ ability to impose trading restrictions pursuant to this Article NINTH shall terminate on the fifth anniversary of the Emergence Date (as hereinafter defined); provided, however, that any trading restrictions imposed by the Board of Directors pursuant to this Article NINTH prior to such fifth anniversary shall remain in full force and effect until the Trigger Provisions are no longer satisfied.

(b)           CERTAIN DEFINED TERMS

(i)           “Emergence Date Equity Value” shall mean the Corporation’s equity value on the date on which the Corporation emerges from chapter 11 bankruptcy protection (the “Emergence Date”), which equity value the Corporation shall announce via press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission promptly after it is determined, but in no event later than thirty (30) days after the Emergence Date.  Such equity value shall be determined by the Corporation in good faith based on the valuation of the Corporation’s total enterprise as determined and approved in connection with the Joint Plan.

(ii)           “Equity Value” as of any date shall mean the Corporation’s then equity value (adjusted for any extraordinary dividends, as determined in good faith by the Board of Directors) calculated as follows:  (1) for any class of stock that is publicly traded for at least 20 trading days prior to such determination, the value determined using the volume-weighted average trading price of such stock for each trading day during the previous 20 trading days, plus (2) for any class of stock that is not publicly traded for at least 20 trading days prior to such determination, the fair market value of such stock, as reasonably determined by the Board of Directors after consultation with an investment banking firm of nationally recognized standing.

 (c)           PROCEDURE TO IMPOSE TRADING RESTRICTIONS

Except as provided in this Article NINTH, after the Emergence Date, the Corporation shall not impose any trading restrictions on transfers of the Corporation’s stock.

If the Board of Directors determines to impose trading restrictions on transfers of the Corporation’s stock pursuant to this Article NINTH, which shall require the affirmative vote of at least two thirds (2/3) of all directors, then the Corporation shall promptly announce the imposition and terms of such trading restrictions by means of a press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission.  The terms of such restrictions, including the form of any notice or application documentation that may be associated with such restrictions, shall also be described by the Corporation in each quarterly and annual report filed by the Corporation with the Securities and Exchange Commission.

(d)           PRINCIPAL TERMS OF TRADING RESTRICTIONS

If the Board of Directors determines to impose trading restrictions on transfers of the Corporation’s stock in accordance with this Article NINTH, the principal terms of such trading restrictions shall be the terms set forth in this Clause (d) of Article NINTH.  The Board of Directors shall have the authority in its sole discretion to determine and establish the definitive and ancillary terms of such trading restrictions so long as such terms are consistent with the following provisions of this Article NINTH:

(i)        Any acquisition of the Corporation’s stock by a person or entity that is not a 5% shareholder of the Corporation will be null and void ab initio as to the purchaser to the extent such acquisition causes such person or entity to become a 5% shareholder of the Corporation unless the acquisition of such stock (1) was previously approved in writing by the Board of Directors, (2) is a Permitted Acquisition or (3) is covered by Clause (d)(v) of this Article NINTH.  “Permitted Acquisition” shall mean an acquisition that will not result in an increase in an “owner shift” for purposes of Section 382 in excess of any “owner shift” that would have occurred if the seller had sold the same amount of stock through general public market transactions (e.g., because the stock is purchased from another 5% shareholder whose stock acquisition had caused an owner shift).

(ii)           Any acquisition of the Corporation’s stock by a 5% shareholder of the Corporation will be null and void ab initio as to the purchaser unless the acquisition of such stock (1) was previously approved in writing by the Corporation’s Board of Directors, (2) is a Permitted Acquisition or (3) is covered by Clause (d)(v) of this Article NINTH.

(iii)       Any person or entity seeking to use the “Permitted Acquisition” exception in the case of Clause (d)(i) or (d)(ii) of this Article NINTH shall either (1) contemporaneously with such transaction, notify the Corporation in writing of such transaction, represent in writing to the Corporation that such transaction is a Permitted Acquisition, and acknowledge in writing that if such transaction is not a Permitted Acquisition such person or entity will be subject to the consequences set forth in this Article NINTH or (2) prior to such transaction, notify the Corporation of its intent to engage in a Permitted Acquisition and provide relevant factual information sufficient to establish that the acquisition will qualify as a Permitted Acquisition, and within 10 business days of such notice, the Corporation shall indicate whether such proposed transaction will qualify as a Permitted Acquisition. For the avoidance of doubt, any transaction covered by Clause (d)(v) of this Article NINTH shall not be subject to the restrictions and procedures of this Article NINTH.

(iv)           The Corporation shall announce by press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission if its Board of Directors determines that trading restrictions are no longer required or if the Trigger Provisions are no longer satisfied; provided, however, that if trading restrictions shall be imposed following a decline in the Corporation’s equity value, any increase in the value of the Corporation’s stock shall not result in the lapse of such trading restrictions unless such increase (determined using the same methodology set forth in the definition of Equity Value above ) is at least 10% greater than the Trigger Price.

(v)           Notwithstanding the foregoing, the Board of Directors shall have no authority pursuant to this Article NINTH to restrict or otherwise limit in any manner (1) the disposition of shares of capital stock of the Corporation by any stockholder of the Corporation, (2) any issuance by the Corporation of Common Stock pursuant to the Exchange Agreement or the CII Settlement Claim Warrants (as defined in the Joint Plan), (3) any conversion of Class B Common Stock into Class A Common Stock, (4) any distributions upon, or adjustments to, any Membership Units, Class B Common Stock, or warrants (or any shares issuable upon exchange, conversion, or exercise thereof) to which the holder of such interest is otherwise entitled, or (5) any acquisition of Common Stock pursuant to clause (2), (3), or (4) above.

(e)           REQUIREMENT TO PROVIDE INFORMATION REGARDING SHARE OWNERSHIP

All stockholders of the Corporation that have filed or would be required to file a Schedule 13D or 13G with the Securities and Exchange Commission with respect to the Corporation shall be required to provide information to the Corporation regarding such stockholder’s ownership of the Corporation’s stock, including the dates of the acquisition and disposition of such stock and the amounts of such acquisitions and dispositions, to the extent requested by the Corporation.  Such information shall be provided within five business days of the Corporation’s request, and, at the stockholder’s request, the Corporation shall execute a standard confidentiality agreement with respect to such information.

TENTH:  AMENDMENT, ETC.

Subject in each instance to Clauses (b)(i)(C), (b)(i)(D) and (b)(i)(E) of Article FOURTH and Article EIGHTH of this Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter authorized by the laws of the State of Delaware.  All rights, preferences and privileges herein conferred are granted subject to this reservation.

(Remainder of this Page Intentionally Left Blank)

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, and which was duly made, executed and acknowledged in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, has been signed on November 30, 2009.

CHARTER COMMUNICATIONS, INC.

By:           ____________________________
Name:  Richard R. Dykehouse
Title:  Vice President, Associate General
Counsel and Corporate Secretary

EXHIBIT A
TERMS OF

SERIES A 15% PAY-IN-KIND PREFERRED STOCK

OF

CHARTER COMMUNICATIONS, INC.

POWERS, PREFERENCES AND RIGHTS

OF

 SERIES A 15% PAY-IN-KIND PREFERRED STOCK

OF

CHARTER COMMUNICATIONS, INC.

Charter Communications, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which authorizes the issuance, by the Corporation, of up to 250,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”), designates the Series A 15% Pay-in-Kind Preferred Stock of the Corporation pursuant to Section 303 of the DGCL with the following powers, preferences and rights (capitalized terms used herein but not defined in Section 1 through Section 14 below have the meanings ascribed to them in Section 13):

Section 1. Designation.  5,520,001 shares of the Preferred Stock of the Corporation are hereby constituted as a series of Preferred Stock, par value $.001 per share and with a liquidation preference of $25 per share (the “Liquidation Preference”), designated as “Series A 15% Pay-in-Kind Preferred Stock” (the “Series A PIK Preferred Stock”), no shares of which have been issued by the Corporation prior to November 30, 2009 (the “Issue Date”).

Section 2. Ranking.  The Series A PIK Preferred Stock shall rank senior as to dividends over the Common Stock and any other series or class of the Corporation’s stock created after the date hereof that by its terms ranks junior as to dividends to the Series A PIK Preferred Stock, when and if issued (“Junior Dividend Stock”), and senior as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, over the Common Stock and any other series or class of the Corporation’s stock issued after the date hereof that by its terms ranks junior as to liquidation, dissolution and winding up to the Series A PIK Preferred Stock, when and if issued (“Junior Liquidation Stock”).  The Common Stock and any other series or class of the Corporation’s stock that is both Junior Dividend Stock and Junior Liquidation Stock is referred to herein as “Junior Stock”.  The Series A PIK Preferred Stock shall be junior as to dividends to any series or class of the Corporation’s stock issued after the date hereof that by its terms ranks senior as to dividends to the Series A PIK Preferred Stock, when and if issued (“Senior Dividend Stock”), and junior as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to any series or class of the Corporation’s stock issued after the date hereof that by its terms ranks senior as to liquidation, dissolution and winding up to the Series A PIK Preferred Stock, when and if issued (“Senior Liquidation Stock” and collectively with the Senior Dividend Stock, “Senior Stock”).  The Series A PIK Preferred Stock shall rank pari passu with respect to dividends with any series or class of the Corporation’s stock issued after the date hereof that by its terms ranks pari passu as to dividends with the Series A PIK Preferred Stock, when and if issued (“Parity Dividend Stock”), and pari passu as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to any series or class of the Corporation’s stock issued after the date hereof that by its terms ranks pari passu as to liquidation, dissolution and winding up with the Series A PIK Preferred Stock, when and if issued (“Parity Liquidation Stock” and collectively with the Parity Dividend Stock, “Parity Stock”).

Section 3. Dividends.

(a) Each holder of Series A PIK Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available therefor, at an annual rate equal to the Applicable Dividend Rate on the Liquidation Preference of Series A PIK Preferred Stock (the “Annual Dividend Amount”), payable at the option of the Corporation (i) through the issuance of additional shares of Series A PIK Preferred Stock having an aggregate Liquidation Preference equal to the amount of the dividend to be paid, (ii) in cash, or (iii) in a combination of (i) and (ii) above.  Such dividends shall be cumulative and shall accrue (whether or not earned or declared, whether or not there are funds legally available for the payment thereof and whether or not restricted by the terms of any of the Corporation’s indebtedness outstanding at any time) from the date such shares are issued and shall be payable semi-annually in arrears on January 15 and July 15 of each year (each, a “Dividend Payment Date”) commencing January 15, 2010.  The Series A PIK Preferred Stock paid as dividends shall have all rights granted hereunder, including the payment of dividends.  The Corporation shall elect the form of such payment by giving notice at least 15 days prior to the applicable Dividend Payment Date.  The first such notice may indicate the form of payment for all future dividend payments, subject to later modifications by the Corporation.  If no notice is given, the Corporation shall be deemed to have elected a payment through the issuance of shares of Series A Preferred Stock.

(b) The dividend payment period for any dividend payable on a Dividend Payment Date shall be the period beginning on the immediately preceding Dividend Payment Date (or on the Issue Date in the case of the first dividend payment period) and ending on the day preceding such applicable Dividend Payment Date.  If any date on which a payment of a dividend or any other amount is due in respect of the Series A PIK Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day.

(c) The amount of dividends payable per share of Series A PIK Preferred Stock for each dividend payment period will be computed by dividing the Annual Dividend Amount by two; provided, however, that the amount of dividends payable for the first dividend payment period and for any dividend payment period shorter than a full semi-annual dividend period will be computed on the basis of a 360-day year of twelve 30-day months.  All dividends paid in additional shares of Series A PIK Preferred Stock shall be deemed issued on the applicable Dividend Payment Date and will thereupon be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, charges and other encumbrances created by the Corporation.

(d) Dividends payable on any Dividend Payment Date shall be payable to the holders of record of the Series A PIK Preferred Stock as they appear on the stock transfer books of the Corporation at the close of business on the first day of the calendar month in which the related

2

Dividend Payment Date falls, or such other date that the Board of Directors designates that is not more than 30 nor less than 10 days prior to the Dividend Payment Date.  Dividends paid on the shares of Series A PIK Preferred Stock in an amount less than accumulated and unpaid dividends payable thereon shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(e) In order to pay dividends on any Dividend Payment Date, or such other date as is fixed by the Board of Directors or a duly authorized committee thereof pursuant to the terms and conditions set forth in Section 3(f) hereof, in shares of Series A PIK Preferred Stock, the shares of Series A PIK Preferred Stock to be paid as a dividend shall have been duly authorized, validly issued, fully paid and non-assessable.

(f) Accrued but unpaid dividends for any past dividend periods not paid on the relevant Dividend Payment Date may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to Holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall be no more than 60 days prior to the payment date thereof.

Section 4. Optional and Mandatory Redemption.  The Corporation may redeem the Series A PIK Preferred Stock in whole or in part on at least 15 days prior written notice (of the anticipated date of redemption, which notice shall not obligate the Corporation to redeem any Series A Preferred Stock) to each holder of record if the Board of Directors approves such redemption, payable at the Corporation’s option (i) in cash; (ii) through the issuance of shares of Common Stock; or (iii) in a combination of (i) and (ii) above (the “Redemption Payment”) based on the provisions set forth below; provided, however, that any Redemption Payment made during the first six months following the Issue Date shall be payable solely in cash.  All outstanding shares of the Series A PIK Preferred Stock shall be mandatorily redeemed by the Corporation on the fifth anniversary of the Issue Date, and the Corporation shall pay the Redemption Payment based on the provisions set forth below.

(a) Common Stock Redemption.  If the Corporation elects to pay the optional or mandatory Redemption Payment, in whole or in part, in shares of Common Stock, the number of shares of Common Stock to be delivered by the Corporation with respect to the shares of Series A PIK Preferred Stock being redeemed in shares of Common Stock, shall be equal to (1) the Liquidation Preference of the shares being redeemed and any other accrued and unpaid dividends whether or not declared (the “Accreted Value”), divided by (2) the Market Price of a share of Common Stock.  Notwithstanding the foregoing, in no event shall any Redemption Payment made in shares of Common Stock exceed 20% of the total fully diluted Common Stock of the Corporation at the time of such Redemption Payment.

(b) Cash Redemption.  If the Corporation elects to pay the optional or mandatory Redemption Payment, in whole or in part, in cash, the amount of cash payable with respect to the Series A PIK Preferred Stock being redeemed in cash shall be the Accreted Value of the shares of Series A PIK Preferred Stock being redeemed in cash.

If the Corporation elects to deliver Common Stock in payment, in whole or in part, of the optional or mandatory Redemption Payment, the Corporation will, at its option (i) pay cash

3

based on the Market Price for all fractional shares of Common Stock, or (ii) pay any fractional shares of Common Stock by delivery of a whole share of Common Stock.

Section 5. Procedure For Redemption.

(a) In the event of redemption of the Series A PIK Preferred Stock pursuant to Section 4, notice of such redemption shall be given by hand or by nationally recognized “overnight courier” for delivery at the earliest time offered by such overnight courier (which may not necessarily be the next day) to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the stock transfer books of the Corporation at least 15 but not more than 60 days before the date fixed for redemption, provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the redemption of any share of Series A PIK Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective.  Each such notice shall state:  (i) the redemption date; (ii) the number of shares of Series A PIK Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the Redemption Payment (including the method of payment (i.e., cash, Common Stock or a combination thereof)), as applicable; (iv) if not all of the shares of the Series A PIK Preferred Stock are held through the Depository Trust Company (“DTC”), the place or places where certificates for such shares are to be surrendered for payment of the Redemption Payment, as applicable; (v) the specific provision hereof pursuant to which such redemption is to be made; and (vi) that dividends on the shares to be redeemed will cease to accrue on such redemption date.  Each such notice shall be effective upon delivery if given by hand or upon deposit with a nationally recognized overnight courier if given by such a courier.

(b) Notice having been given as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money or shares of Common Stock for the payment of the Redemption Payment of the shares called for redemption), dividends on the shares of Series A PIK Preferred Stock called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Series A PIK Preferred Stock, unclassified as to series, and shall not be reissued as shares of Series A PIK Preferred Stock, and all rights of the holders thereof attendant to their ownership of Series A PIK Preferred Stock as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Payment) shall cease.  Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall require and the notice shall so state), such shares shall be redeemed by the Corporation, and the Corporation shall make the required Redemption Payment.

(c) If a notice of redemption shall have been given, and if, prior to the redemption date, the Corporation shall have irrevocably deposited the aggregate Redemption Payment of the shares of Series A PIK Preferred Stock to be redeemed in trust for the pro rata benefit of the holders of the shares of Series A PIK Preferred Stock to be redeemed, so as to be and to continue to be available therefor, with a bank or trust company that is organized under the laws of the United States of America or any state thereof, has capital and surplus of not less than $250,000,000 and has, or, if it has no publicly traded debt securities rated by a nationally recognized rating agency, is the subsidiary of a bank holding company that has, publicly traded

4

debt securities rated at least “A” or the equivalent thereof by Standard & Poor’s Corporation or “A-2” or the equivalent by Moody’s Investor Service Inc., then upon making such deposit, all rights of holders of the shares so called for redemption shall cease, except (i) as otherwise set forth herein and (ii) for the right of holders of such shares to receive the Redemption Payment against delivery of such shares, but without interest after the actual redemption date, and such shares shall cease to be outstanding.  Any funds so deposited that are unclaimed by holders of shares at the end of three years from such redemption date shall be repaid to the Corporation upon its request, after which repayment the holders of shares of Series A PIK Preferred Stock so called for redemption shall thereafter be entitled to look only to the Corporation for payment of the Redemption Payment.

Section 6. No Conversion or Exchange Rights.

The holders of the shares of the Series A PIK Preferred Stock shall not have any right to convert such shares into or exchange such shares for any other class or series of stock or obligations of the Corporation.

Section 7. Liquidation Rights.

(a) In the case of the liquidation, bankruptcy, dissolution or winding up of the Corporation, in each case, whether voluntary or involuntary, holders of outstanding shares of Series A PIK Preferred Stock shall be entitled to receive, from the net assets of the Corporation available for distribution to stockholders, an amount in cash equal to the Liquidation Preference, plus any accrued and unpaid dividends to the payment date, as set forth herein, before any payment or distribution is made to the holders of Common Stock or any other Junior Liquidation Stock, but the holders of the shares of the Series A PIK Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any Senior Liquidation Stock has been paid in full.

(b) The holders of Series A PIK Preferred Stock and any Parity Liquidation Stock shall share ratably in any liquidation, distribution or winding up of the Corporation (after payment of the liquidation preference of the Senior Liquidation Stock) in which the net assets or the proceeds thereof are not sufficient to pay in full the aggregate of the amounts payable thereon, in the same ratio that the respective amounts which would be payable on such distribution if the amounts to which the holders of all the outstanding shares of Series A PIK Preferred Stock and Parity Liquidation Stock are entitled were paid in full, bear to each other.

(c) A Change of Control, as defined below, shall be considered a liquidation, dissolution or winding up of the Corporation for the purpose of this Section 7; provided that the Corporation shall be able to pay the Liquidation Preference, plus any accrued and unpaid dividends to the payment date, by making a Redemption Payment, and such Redemption Payment shall be made pursuant to the procedures set forth in Section 4 hereof.  For purposes hereof, a “Change of Control” shall mean (i) a sale or transfer of all or substantially all of the Corporation’s property or assets or (ii) a consolidation or merger of the Corporation with another corporation, other than a consolidation or merger in which the capital stock of the Corporation outstanding immediately prior to such consolidation or merger is converted into or exchanged for capital stock of the surviving or transferee Person constituting a majority of the outstanding voting power of such surviving or transferee Person immediately after giving effect to such consolidation or merger.

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Section 8. Additional Classes or Series of Stock.

The Board of Directors shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional classes or series of stock of the Corporation, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof.  Any such class or series of stock may rank prior to or on a parity with or junior to the Series A PIK Preferred Stock as to dividends or upon liquidation or otherwise.

Section 9. Voting Rights; Amendments.

(a) Holders of Series A PIK Preferred Stock shall vote together with holders of shares of Common Stock as a single class and not as a separate class on all matters on which the holders of shares of Common Stock are entitled to vote pursuant to the DGCL.  In connection with all such matters, each share of Series A PIK Preferred Stock shall be entitled to 25/1000 (or 0.025) votes per share.

(b) So long as any Series A PIK Preferred Stock is outstanding, in addition to any other vote of stockholders of the Corporation required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the holders of at least 50.1% of the outstanding shares of the Series A PIK Preferred Stock will be required for any amendment of the Certificate of Incorporation if the amendment would specifically alter or change the powers, preferences or rights of the shares of the Series A PIK Preferred Stock so as to affect them adversely.

(c) Except as set forth in this Section 9, the Series A PIK Preferred Stock shall not have any other voting powers, either general or special.

Section 10. Registration, Transfer and Exchanges.  The Corporation will keep with the registrar and transfer agent of the Series A PIK Preferred Stock a register in which the Corporation will provide for the registration and transfer of shares of Series A PIK Preferred Stock.  Any holder of shares of Series A PIK Preferred Stock may, at its option, in person or by duly authorized attorney, surrender the certificate representing the same for exchange at the registrar and transfer agent (duly endorsed or accompanied, if so required by the Corporation, by a written instrument of transfer duly executed by such holder or his or her duly authorized attorney) and, within a reasonable time thereafter and without expense (other than transfer taxes, if any), receive in exchange therefor one or more duly executed certificate or certificates dated as of the date to which dividends have been paid on the shares of Series A PIK Preferred Stock so surrendered, or if no dividend has yet been so paid, then dated the date hereof, and registered in such name or names, all as may be designated by such holder, for the same aggregate number of shares of Series A PIK Preferred Stock as represented by the certificate or certificates so surrendered.  The Corporation covenants and agrees to take and cause to be taken all action reasonably necessary to effect such registrations, transfers and exchanges.  Each share of Series A PIK Preferred Stock issued in exchange for any share shall carry the same rights to unpaid dividends and redemption payments which were carried by the share so exchanged, so that neither gain nor loss of any such right shall result from any such transfer or exchange.

The Corporation and any agent of the Corporation may treat the person in whose name any share of Series A PIK Preferred Stock is registered as the owner of such share for the

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purpose of receiving payment of dividends, and amounts payable on redemption and liquidation in respect of such share and for all other purposes.

Section 11. Form.

(a) The Series A PIK Preferred Stock shall initially be issued in the form of one or more permanent global shares of Preferred Stock in definitive, fully registered form with the global legend (the “Global Shares Legend”) as set forth on the form of Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made a part of this Certificate of Designation.  The Global Preferred Share may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).  The Global Preferred Share shall be deposited on behalf of the holders of the Series A PIK Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided.  The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee in a manner not inconsistent with this Certificate of Designation.  This Section 11 shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary.  The Corporation shall execute and the Registrar shall, in accordance with this Section 11, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co., or be delivered pursuant to instructions received from Cede & Co. or be held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.  Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designation with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share.  Unless otherwise required by applicable law, owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act of 1934, as amended, or (z) the Corporation decides to discontinue the use of book-entry transfer through the Depositary (or any successor Depositary).  In any such case, the Global Preferred Shares shall be exchanged in whole for definitive shares of Series A PIK Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference.  Definitive shares of Preferred Stock shall be registered in the name or names of the Person or Person specified by the Depositary.  To the extent required by law, the Corporation

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will issue Series A PIK Preferred Stock in certificate form to beneficial owners upon their written request.  Such certificates shall be substantially in the form of Exhibit A hereto except for references to the Depositary and its nominee, and may have such other modifications as deemed necessary or advisable by the Corporation.

(b) (i)           An Officer shall sign the Global Preferred Shares for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature.

(ii) If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent authenticates the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.

Section 12. Transfer Agent and Registrar.  The duly appointed Transfer Agent and Registrar for the Series A PIK Preferred Stock shall be BNY Mellon Shareowner Services.  The Corporation may, in its sole discretion, remove the Transfer Agent and Registrar in accordance with the agreement between the Corporation and the Transfer Agent and Registrar; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 13. Definitions.  The following terms shall have the following meanings, terms defined in the singular to have a correlative meaning when used in the plural and vice versa:

“Applicable Dividend Rate” means (i) 15% per annum from the Issue Date through the third anniversary of the Issue Date, (ii) 17% per annum from the day immediately following the third anniversary of the Issue Date through the fourth anniversary of the Issue Date, and (iii) 19% per annum from the day immediately following the fourth anniversary of the Issue Date through the fifth anniversary of the Issue Date.

“Business Day” shall mean any day other than a Saturday, Sunday or any day on which banking institutions are authorized to close in New York, New York.

“Common Stock” means shares of the Class A Common Stock, par value $.001 per share, of the Corporation or any other shares of capital stock of the Corporation into which the Common Stock is reclassified or changed.

“Depositary” means DTC or its successor depositary.

 “Market Price” means, when used with respect to any security as of any date, the volume weighted average price of such security on the twenty (20) consecutive Trading Days immediately preceding (but not including) such date as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading; or, if such security has not been listed or admitted to trading on a national securities exchange for a minimum of twenty (20) consecutive Trading Days immediately preceding (but not including) such date, the volume weighted average price of such security on the twenty (20) consecutive Trading Days immediately preceding (but not including) such date in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use; or, if such security has not been quoted by any such organization for a minimum of twenty (20)

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consecutive Trading Days immediately preceding (but not including) such date, the volume weighted average price of such security as of the twenty (20) consecutive Trading Days immediately preceding (but not including) such date furnished by a New York Stock Exchange member firm selected by the Corporation; or, if no New York Stock Exchange member firm has furnished such prices for the twenty (20) consecutive Trading Days immediately preceding (but not including) such date, such price as determined by the Board of Directors acting reasonably and in good faith, evidenced by a resolution of such Board of Directors, which resolution shall be conclusive evidence of the Board of Directors’ approval and determination of such matters.

“Officer” means the Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer, or the Secretary of the Corporation.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Registrar” shall mean the party described in Section 12 hereof.

“Trading Day” shall mean a day on which the Common Stock was traded on the Corporation’s principal national securities exchange or quotation system or in the over-the-counter market and was not suspended from trading on any national or regional securities exchange or association of over-the-counter market at the close of business on such day.

“Transfer Agent” shall mean the party described in Section 12 hereof.

Section 14. Miscellaneous.

(a) The Series A PIK Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

(b) If any shares of Common Stock are listed on a national securities exchange, the Company shall use its commercially reasonable efforts to list the Series A PIK Preferred Stock on such exchange.

(c) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(d) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

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(e) If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series A PIK Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A PIK Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A PIK Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A PIK Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A PIK Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(f) If any of the Series A PIK Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A PIK Preferred Stock certificate, or in lieu of and substitution for the Series A PIK Preferred Stock certificate lost, stolen or destroyed, a new Series A PIK Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A PIK Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A PIK Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(g) RECEIPT AND ACCEPTANCE OF A SHARE OR SHARES OF THE SERIES A PIK PREFERRED STOCK BY OR ON BEHALF OF A HOLDER SHALL CONSTITUTE THE UNCONDITIONAL ACCEPTANCE BY THE HOLDER (AND ALL OTHERS HAVING BENEFICIAL OWNERSHIP OF SUCH SHARE OR SHARES) OF ALL OF THE TERMS AND PROVISIONS OF THIS CERTIFICATE.  NO SIGNATURE OR OTHER FURTHER MANIFESTATION OF ASSENT TO THE TERMS AND PROVISIONS OF THIS CERTIFICATE SHALL BE NECESSARY FOR ITS OPERATION OR EFFECT AS BETWEEN THE CORPORATION AND THE HOLDER (AND ALL SUCH OTHERS).

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EXHIBIT A

FORM OF SERIES A 15% PAY-IN-KIND PREFERRED STOCK

Number:  ____________
Shares     ____________
CUSIP NO.:

SERIES A 15% PAY-IN-KIND PREFERRED STOCK

(PAR VALUE $.001 PER SHARE)

(LIQUIDATION PREFERENCE $25.00 PER SHARE)

OF

CHARTER COMMUNICATIONS, INC.

FACE OF SECURITY

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.  TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION (AS DEFINED BELOW).

Charter Communications, Inc., a Delaware corporation (the “Corporation”), hereby certifies that Cede & Co. or registered assigns (the “Holder”) is the registered owner of ____________ fully paid and non-assessable shares of preferred stock of the Corporation designated the Series A 15% Pay-in-Kind Preferred Stock, par value $.001 per share and liquidation preference $25.00 per share (the “Series A PIK Preferred Stock”).  The shares of Series A PIK Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of Exhibit A to the Amended and Restated Certificate of

Incorporation of the Corporation dated [     ], 2009, as the same may be amended from time to time in accordance with its terms (the “Certificate Of Designation”).  Capitalized terms used but not defined herein shall have the respective meanings given to them in the Certificate of Designation.  The Corporation will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Corporation at its principal place of business.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, the shares of Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Charter Communications, Inc. has executed this certificate as of the date set forth below.

CHARTER COMMUNICATIONS, INC.

By:	_____________________________
Name:
Title:

Dated:

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A PIK Preferred Stock evidenced hereby to:

____________________________________________________________________________________________
(Insert assignee’s social security or tax identification number)

____________________________________________________________________________________________

____________________________________________________________________________________________
(Insert address and zip code of assignee)

and irrevocably appoints:

____________________________________________________________________________________________
as agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar.  The agent may substitute another to act for him or her.

Date:   _________________________

Signature:
     (Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee: ____________________________ 1

1
Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities and Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES FOR GLOBAL SECURITY

The initial number of shares of Series A PIK Preferred Stock represented by this Global Preferred Share shall be _________.  The following exchanges of a part of this Global Preferred Share have been made:

Date Of Exchange	Amount Of Increase In The Number Of Shares Represented By This Global Preferred Share	Number Of Shares Represented By Global Preferred Share Following Such Increase Or Decrease

Signature Of Authorized
Officer Of Registrar:  __________________________